Exhibit 10.12

This exhibit is divided into two sections. The first section (Exhibit 10.12, Section 1) is applicable to Executive Leadership Group (“ELG”) members receiving an ELG Restricted Stock Unit Retention Award on or after October 15, 2013. Such members will not be eligible for the 2.5 times base salary ELG separation benefit. The second section (Exhibit 10.12, Section 2) is applicable to ELG members who received an ELG Restricted Stock Unit Award prior to October 15, 2013.

Exhibit 10.12, Section 1

United Technologies Corporation
Long-Term Incentive Plan
Executive Leadership Group
Restricted Stock Unit Retention Award
Schedule of Terms
(Rev. October 15, 2013)
United Technologies Corporation (the “Corporation”) hereby awards to the executive designated in the Award Statement (the “Recipient” or the “Executive”), who has accepted membership in the Corporation’s Executive Leadership Group (the “ELG”), Restricted Stock Units (an “Award”) pursuant to the United Technologies Corporation 2005 Long-Term Incentive Plan as amended and restated on April 13, 2011, including subsequent amendments (the “LTIP”). The Award is subject to this Schedule of Terms, the terms, definitions, and provisions of the LTIP, and the terms and conditions of the ELG Program.

Restricted Stock Unit
A Restricted Stock Unit (an “RSU”) is equal in value to one share of Common Stock of the Corporation (“Common Stock”). RSUs are convertible into shares of Common Stock if the Recipient remains a member of the ELG and experiences a Qualifying Separation from the Company with at least three years of ELG service (see “Vesting” below).
Acknowledgement and Acceptance of Award
The number of RSUs is set forth in the Award Statement. The Recipient must acknowledge and accept the terms and conditions of the RSU Award by signing and returning the appropriate portion of the Award Statement to the Stock Plan Administrator, or the RSU Award will be forfeited.
Vesting
RSUs vest upon Qualifying Separation from the Company with completion of at least three years of service as a member of the ELG (the “Vesting Date”). A “Qualifying Separation” means and includes a Mutually Agreeable Termination, a Change-in-Control Termination or retirement at age 62 or later, as defined below. Vesting is subject to entering into the ELG RSU Retention Award Vesting Agreement set forth in Attachment A of this Schedule of Terms and continued compliance with ELG covenants.
In the event of certain types of misconduct, Awards may be forfeited, including vested Awards and gains realized from prior Awards. See “Forfeiture of Award.”
No shareowner rights
An RSU is the right to receive a share of Common Stock in the future, subject to continued employment and membership in the ELG. The holder of an RSU has no voting, dividend or other rights accorded to owners of Common Stock.
Conversion of RSUs/Distribution of Shares
RSUs will be converted into shares of Common Stock, effective as of the Vesting Date. The converted shares will be unrestricted and freely transferable.

Dividend Equivalents
Although the Recipient will not receive dividend payments in respect of RSUs, each RSU will be credited with an amount equal to the dividend paid on a share of Common Stock, resulting in additional RSUs credited to the Recipient equal in value to the number of RSUs held multiplied by the dividend paid on a share of Common Stock.
Adjustments
If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjust-ment, the number of RSUs (and the number of shares of Common Stock that will be issued upon conversion) shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding Awards, including the number of RSUs and underlying shares of Common Stock as the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”), in its sole discretion, determines are necessary or appropriate to prevent an increase or decrease in the value of RSUs relative to Common Stock or the dilution or enlargement of the rights of recipients.
ELG Covenants
Acceptance of the ELG RSU Award constitutes agreement and acceptance by the Recipient of the following ELG covenants:

Pre-Vesting Date Covenants

(a)	During the period of the Recipient’s employment, and following termination of employment, the Recipient agrees to protect and to not disclose “Company Information” until the information has become public (through no action on the part of the Recipient) or is no longer material or relevant to the Company.

"Company Information" means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Company’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interests.

(b)
During the period of the Recipient’s employment, and for a period of two years following termination of employment, the Recipient agrees to not initiate, cause or allow to be initiated (under those conditions which he or she controls) any action which would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliated entities to leave the employ of the Company or its affiliated entities. In this regard, the Recipient agrees that he or she will not directly or indirectly recruit any executive or other employee of the Company or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with executives of the Company and other employees.

Post-Vesting Date Covenants

(a)	The Pre-Vesting Date Covenant described in (a) above remains in full effect and the Pre-Vesting Date Covenant described in (b) above will remain in effect for two years following the Vesting Date.

(b)
To further ensure the protection of Company Information, the Recipient agrees not to accept employment in any form (including entering into consulting relationships or similar arrangements) for a period of three years following the Vesting Date with any business that: (i) competes directly or indirectly with any of the Company’s businesses; or (ii) is a material customer of or a material supplier to any of the Company’s businesses unless the Recipient has obtained the written consent from the Senior Vice President, Human Resources & Organization (or the successor to such position), which consent shall be granted or withheld in his or her sole discretion. The Recipient agrees that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

(c)
For a period of three years following the Vesting Date, the Recipient will not directly or indirectly, in any capacity or manner, make any statements of any kind (or cause, further, assist, solicit, encourage, support or participate in the foregoing), whether verbal, in writing, electronically transferred or otherwise, or disclose any items of information which, in either case are or may reasonably be construed to be derogatory, critical or adverse to the interests of the Company. The Recipient agrees that he or she will not disparage the Company, its executives, directors or products.

The ELG covenants set forth in this Schedule of Terms are in addition to other obligations and commitments of the ELG program, the terms and conditions of the LTIP and the Recipient’s intellectual property agreement with the Company (and as each may be amended from time to time).

Definitions

The following terms shall have the following meanings for purposes of the Executive Leadership Group RSU Retention Award:

(a)	“Company” means United Technologies Corporation and its subsidiaries, divisions and affiliates.

(b)
"Company Information" means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Company’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interests.

(c)	“Qualifying Separation” means and includes a Mutually Agreeable Termination, a Change-in-Control Termination, or retirement at age 62 or later.

(i)
“Mutually Agreeable Termination” means a decision by the Company, in its sole discretion, to terminate the Executive’s employment with the Company as a result of circumstances described in this paragraph and the

Executive’s acknowledgment and agreement that his/her employment will end as a result of such circumstances. Circumstances that may result in a Mutually Agreeable Termination include management realignment, change in business conditions or priorities, the sale or elimination of the Executive’s business unit or any other change in business circumstances that materially and adversely affects the Executive’s role within the Company or such circumstances that preclude continued employment at the ELG level, in all cases as determined by the Senior Vice President, Human Resources and Organization. Neither a unilateral voluntary resignation nor a Termination for Cause will constitute a Mutually Agreeable Termination.

(ii)
“Change-in-Control Termination” means either the involuntary termination of the Executive’s employment by the Company (other than a Termination for Cause) or the voluntary resignation by the Executive for Good Reason within 24 months following a Change-in-Control.

(A)	“Change-in-Control” shall mean any of the following events:

1.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the Corporation and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or

2.
A change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination for election by the Corporation’s shareowners was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

3.
The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries or a sale or other disposition of substantially all of the assets of the Corporation or a material acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries, (each, a “Business Combination”) if:

a.
the individuals and entities that were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination; or

b.	a Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of stock of the corporation resulting from such Business Combination; or

c.	members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

4.	A complete liquidation or dissolution of the Corporation.
If an Award is determined to be subject to Section 409A of the Code, the payment or settlement of the Award shall accelerate upon a Change-in-Control only if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Corporation’s assets” as defined under Section 409A of the Code. Any adjustment to the Award that does not affect the Award’s status under Section 409A (including, but not limited to, accelerated vesting or adjustment of the amount of the Award) may occur upon a Change-in-Control as defined herein without regard to this paragraph, even if the event does not constitute a Change-in-Control under Section 409A.

(B)	“Good Reason” means voluntary termination of the Executive’s employment within twenty-four (24) months of a Change-in-Control and the occurrence of any one or more of the following:

1.
The assignment of the Executive to a position that is materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including reporting relationships) as an employee of the Company, or a material reduction or change in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect immediately preceding a Change-in-Control;

2.
The Company requires the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s current primary residence than such residence is from the Executive’s current job location, except for required travel on Company business to an extent substantially consistent with the Executive’s business obligations immediately preceding the Change-in-Control;

3.	A reduction by the Company in the Executive’s Base Salary in effect on the date preceding the Change-in-Control;

4.
A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the levels in place during the fiscal year immediately preceding the Change-in-Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive’s position; or

5.	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform its obligations under this Agreement.

(d)
“Termination for Cause” means a decision by the Company to terminate the Executive’s employment for (i) violation of an ELG covenant, (ii) conduct involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other country, (iii) dishonesty, fraud, self-dealing, or material violations of civil law in the course of fulfilling the Executive’s employment duties; (iv) breach of the Executive’s intellectual property agreement or other written agreement with the Company; or (v) willful misconduct injurious to the Company, as determined by the Committee.

Change-in-Control
In the event of a Change-in-Control or restructuring of the Corporation, the Committee may, in its sole discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Award Recipients. Such actions may include the acceleration of the Vesting Date; offering to purchase an outstanding Award from the holder for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.

Nonassignability
Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of a Recipient in any RSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.

Administration
Awards granted pursuant to the LTIP shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee’s decision on any matter related to an Award shall be binding and conclusive.
Under the LTIP, subject to certain limitations, the Committee has delegated to the Chief Executive Officer the authority to grant RSU Awards, and has further delegated the authority to administer and interpret such Awards to the Senior Vice President, Human Resources and Organization, and to such subordinates as he or she may further delegate. Awards to employees of the

Company who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Corporation’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee.

Awards Not to Affect or Be Affected by Certain Transactions
RSU Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.
Taxes/Withholding
The value of the Award as of the Vesting Date will be subject to FICA withholding in that same calendar year.
Award recipients are responsible for all income tax (including U.S. federal, state and local tax, and/or any non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The closing price of Common Stock on the New York Stock Exchange on the vesting date will be used to calculate income realized from the vesting of RSUs. The Company shall take such steps as are appropriate to satisfy the obligations with regard to Tax-Related Items. The Company shall have the right to deduct directly from any payment or delivery of shares due to a recipient or from the recipient’s regular compensation to effect compliance with all Tax-Related Items including withholding and reporting with respect to the vesting of any RSU. Acceptance of an Award constitutes consent by the recipient to such withholding. Recipient acknowledges that the ultimate liability for all Tax-Related Items is and remains the Recipient’s responsibility and may exceed the amount actually withheld by the Company. In those countries where there is no withholding on account of such Tax-Related Items, recipients must pay the appropriate taxes as required by any country where they are subject to tax. A discussion of U.S. federal tax treatment of RSUs may be found in the LTIP prospectus.
Right of Discharge Reserved
Nothing in the LTIP or in any RSU Award shall confer upon any Recipient the right to continue in the employment or service of the Company for any period of time, or affect any right that the Company may have to terminate the employment or service of such Recipient at any time for any reason.
Forfeiture of Award

The ELG RSU Retention Award will be forfeited if any of the following apply:

•	Membership in the ELG ceases. While an employee of the Company, your membership in the ELG ceases for any reason.

•	Non-mutual termination. You terminate employment and the Company wants to retain your services.

•	Violation of ELG Covenants. You violate any of the ELG Covenants.

•	Self-dealing. You engage in conduct which serves your own personal interests at the expense of the Company, or permit others to do so.

•	Financial restatement. A restatement of financial results attributable to your actions, whether intentional or negligent.

•
Improper or criminal conduct. Your discharge results from actions (or omissions) which you did not reasonably believe to be in the best interests of the Company. You must not engage in conduct that is fraudulent, dishonest, or violates federal, state or local law.

•
Termination for Cause. Your termination results from facts or circumstances that constitute a Termination for Cause as defined herein; or if following termination, the Company determines within three years that you engaged in conduct that would have constituted the basis for a Termination for Cause.

The LTIP also provides for the recoupment of gains previously realized from LTIP awards (including the ELG RSU Retention Award) in the event of certain types of misconduct.

Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the Recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. RSUs will not be funded by the Corporation. In this regard, a Recipient’s rights to RSUs are those of a general unsecured creditor of the Corporation.

Data Privacy
The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the recipient to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Corporation or its third party administrators within or outside the country in which the recipient resides or works. All such collection, use, processing, transmission, and holding of data will comply with applicable privacy protection requirements.
Government Contract Compliance
The Company’s Policy on “Business Ethics and Conduct in Contracting with the United States Gov-ernment” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.
Interpretations
This Schedule of Terms and each Award Statement are subject in all respects to the terms of the LTIP and ELG Program materials. In the event that any provision of this Schedule of Terms or any Award Statement is inconsistent with the terms of the LTIP or ELG Program materials, the terms of the LTIP and ELG Program materials shall govern. The ELG Program materials may impose additional obligations or restrictions beyond the terms of the LTIP. Any question of administration or interpretation arising under the Schedule of Terms or any Award Statement shall be determined by the Committee or its delegate, and such determination shall be final and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.

Governing Law

The LTIP, this Schedule of Terms and the Award Statement shall be governed by and construed in accordance with the laws of the State of Delaware.

Additional Information

Questions concerning the LTIP or Awards and requests for Plan documents shall be directed to:

    Stock Plan Administrator
United Technologies Corporation
1 Financial Plaza, MS 525
Hartford, CT 06101
stockoptionplans@utc.com

The Corporation and/or its approved Stock Plan Administrator will send any Award-related communications to the Recipient’s email address or physical address on record. It is the responsibility of the Recipient to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.

ELG RSU Retention Award Schedule of Terms
Attachment A
(New October 2013)

ELG RSU RETENTION AWARD VESTING AGREEMENT

This VESTING AGREEMENT, is entered into between _______________ (hereinafter, the "Executive"), and UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, with an office and place of business at Hartford, Connecticut (United Technologies Corporation and all its subsidiaries, divisions and affiliates are hereinafter referred to as the "Company").
WHEREAS, the Executive and the Company agree that the Executive’s employment with the Company will terminate; and
WHEREAS, the parties wish to set forth their mutual understanding concerning the terms and conditions relative to the termination of the Executive's employment with the Company; and
WHEREAS, the Executive has committed to membership in the Company's Executive Leadership Group (the "ELG"), which commitment signifies, among other things, the Executive's acceptance of the terms and conditions of the ELG Program;
NOW, THEREFORE, it is hereby mutually agreed as follows:

1.	(a) The Executive's employment with the Company will terminate effective ___________ (the "Termination Date").

(b)    The parties agree that the termination of the Executive's employment is a Qualifying Separation, with completion of at least three years of service as an ELG member, entitling the Executive to vest in the ELG Restricted Stock Unit Retention Award (the “ELG RSU Retention Award”) as of the later of the Executive’s Termination Date or the date of this Agreement (the “Vesting Date”). Vesting is subject to continued compliance with the obligations set forth in Section 4 of this Agreement.

2.	(a) The number of Restricted Stock Units (RSUs) that will vest subject to this Vesting Agreement is set forth in the Award Statement.

(b)    RSUs will be converted into shares of Common Stock effective as of the Vesting Date. The converted shares will be unrestricted and freely transferable.

3.
(a)    The Executive hereby agrees to release the Company, present or former employees, officers and directors from all claims or demands the Executive may have arising from or relating to [his/her] employment with the Company or the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, as amended, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act which prohibits discrimination on the basis of handicap; the Employee Retirement Income Security Act of 1974, as amended, which prohibits discrimination on the basis of eligibility to receive benefits and any other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes a release by the Executive of any claims or actions for wrongful discharge based on statute, regulation, contract, tort, common or civil law or otherwise.

(b)    This Release covers all claims based on any facts or events, whether known or unknown by the Executive that occurred on or before the effective date of this Agreement. The Executive will notify the Company of any claims that may arise after the effective date of this Agreement but before the Termination Date and ratify the release and waiver, effective as of the Termination Date, following resolution of any claims as a pre-condition to receiving the benefits provided for in Section 2 herein.

(c)    This Release does not include, however, a release of the Executive's rights to any vested pension, deferred compensation, health or similar benefits to which [he/she] may be entitled in accordance with the terms of the Company employee benefit plans in which [he/she] participated.

(d)    Nothing in this Agreement shall be construed to prohibit the Executive from filing a charge with, or participating in, any investigation or proceeding by the EEOC or comparable governmental agency. The Executive agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by [him/her] or on [his/her] behalf with respect any claims released in Section 3 of this Agreement.

(e)    The Executive understands and agrees that the ELG RSU Retention Award distributed pursuant to this Agreement is in full and complete satisfaction of all obligations due [him/her] under the ELG Program. The Executive further understands and agrees that [he/she] shall not be entitled to any severance payments, payments in lieu of vacation, holiday or other fringe benefits.

(f)    Following the Termination Date, the Executive agrees to cooperate with the Company with respect to matters that involved [him/her] during the course of [his/her] employment if such cooperation is deemed necessary or appropriate by the Company.

(g)    The Executive agrees to resign from all committees, boards, associations and other organizations, both internal and external, to which the Executive currently belongs in [his/her] capacity as a Company executive, except as mutually agreed with the Company. Following the Termination Date, the Executive will be free to join boards and affiliate with organizations provided that such affiliation will not violate any of the obligations set forth in Section 4 of this Agreement.

(h)     The Executive is encouraged, at [his/her] own expense, to consult with an attorney before signing this Agreement and acknowledges that [he/she] was offered sufficient time to consider it.

(i)    The Executive may revoke this Agreement within seven (7) days of the date of the Executive's signature. Revocation can be made by delivering a written notice of revocation to [ ____ ], Senior Vice President, Human Resources and Organization, United Technologies Corp., One Financial Plaza, Hartford, CT 06101. For this revocation to be effective, [____] must receive written notice no later than close of business on the seventh (7th) day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not be effective or enforceable and the Executive will not receive the payment and/or benefits described herein and agrees to immediately repay to the Company the value of any benefits provided prior to revocation.

4.	The Executive makes the following representations to and agreements with the Company:

(a)    During a period beginning on the date hereof and extending for three years after the Termination Date, the Executive will not directly or indirectly, in any capacity or manner, make any statements of any kind (or cause, further, assist, solicit, encourage, support or participate in the foregoing), whether verbal, in writing, electronically transferred or otherwise, or disclose any items of information which are or may reasonably be construed to be derogatory, critical of, or adverse to the interests of the Company. The Executive agrees that [he/she] will not disparage the Company, its executives, directors or products.

(b)    The Executive acknowledges that in the course of [his/her] employment with the Company [he/she] has acquired Company Information and that such Company Information has been disclosed to [him/her] in confidence and for the Company's use only. The Executive agrees that, except as [he/she] may otherwise be directed under this Agreement or as required by law, regulation or legal proceeding, [he/she] (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party and (iii) will not make use of Company Information on his own behalf or on behalf of any third party. In the event that the Executive becomes legally compelled to disclose any Company Information, it is agreed that the Executive will provide the Company with prompt written notice of such request(s) so that the Company may seek a protective order or other appropriate legal remedy to which it may be entitled. The Executive acknowledges that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret, confidential or proprietary status of Company Information and to the Company. Therefore, in such event the Company shall be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation or threatened violation. When Company Information becomes generally available to the public other than by the Executive's acts or omissions, it is no longer subject to the restrictions in this paragraph.

(c)    To further ensure the protection of Company Information, the Executive agrees that for a period of three years [Alternative clause: one year in the event of a Change in Control Termination] after [his/her] Termination Date, [he/she] will not accept employment in any form (including entering into consulting relationships or similar arrangements) with a business which: (i) competes directly or indirectly with [any of the Company’s businesses (applies to corporate executives)] [the Executive’s business unit (includes current and past business units)]; or (ii) is a material customer of or a material supplier to [any of the Company’s businesses] [the Executive’s business unit], unless the Executive has obtained the written consent of the Senior Vice President, Human Resources & Organization or [his/her] successor, which consent shall be granted or withheld in his sole discretion. The Executive acknowledges that the ELG RSU Retention Award vested and distributed pursuant to this Agreement constitutes compensation in satisfaction of this paragraph (4)(d). The parties agree that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

(d)    For a period of two years following the Termination Date, [Alternative clause: one year following a Change in Control Termination] the Executive will not initiate, cause or allow to be initiated (under those conditions which [he/she] controls) any action which would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliated entities to leave the employ of the Company or its affiliated entities. In this regard, the Executive agrees that [he/she] will not directly or indirectly recruit any Company executive or other employee or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with Company executives and other employees.

(e)    The Executive acknowledges that the Intellectual Property Agreement between [him/her] and the Company will continue in full force and effect following the Termination Date.

5.
The Company represents to the Executive that it is fully authorized and empowered to enter into this Agreement, and that it will safeguard this Agreement and its terms from public disclosure with the same degree of care with which the Company protects its proprietary information.

6.
The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.

7.
In addition to any other rights the Company may have, should the Executive breach any of the terms of this Agreement, the ELG RSU Retention Award will be forfeited and subject to recoupment by the Company. Such action by the Company will not be taken capriciously and will have no effect on the Release and Waiver contained in this Agreement.

8.
Any dispute arising between the Company and the Executive with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision by the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered within 60 days following impanelment of the arbitrator. Costs of the arbitration shall be borne by the party that does not prevail. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

9.	This Agreement shall be subject to and governed by the laws of the State of Connecticut.

10.
This Agreement constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

11.	Any notice under this agreement shall be in writing and addressed to the Executive as follows: _______________

and addressed to the Company as follows:

United Technologies Corporation
One Financial Plaza
Hartford, CT 06101
Attention: Senior Vice President,
Human Resources and Organization.

Either party may change its address for notices by giving the other party notice of the change.

12.
The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law. The Executive, or [his/her] estate, shall be responsible for any and all tax liability imposed on amounts paid hereunder.

13.	Capitalized terms in this Agreement are defined in the Schedule of Terms applicable to this ELG RSU Retention Award.

14.
If and to the extent any payment or benefit provided herein is determined to be deferred compensation within the meaning of Section 409A, such payment or benefit will provided in a manner that complies with Section 409A.

15.
The Executive states that [he/she] has read this Agreement, including the Release and Waiver contained herein, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the day and year first above written.

UNITED TECHNOLOGIES CORPORATION

By:                               By:
[Name]                            [Name of Executive]
Senior Vice President, Human
    Resources and Organization

Date:                             Date:

Exhibit 10.12, Section 2
United Technologies Corporation
Long Term Incentive Plan
Executive Leadership Group
Restricted Share Unit Retention
Award
Schedule of Terms

United Technologies Corporation (the “Corporation”) hereby awards to the executive designated in the Statement of Award (the “Recipient”), who has accepted membership in the Corporation’s Executive Leadership Group (the “ELG”), Restricted Share Units (an “Award”) pursuant to the United Technologies Corporation 2005 Long Term Incentive Plan (the “LTIP”). This Award is subject to this Schedule of Terms and the terms and provisions of the LTIP.

Restricted Stock Unit
A Restricted Share Unit (an “RSU”) is equal in value to one share of Common Stock of the Corporation (“Common Stock”). RSUs are convertible into shares of Common Stock if the Recipient remains a member of the ELG and retires from the Corporation on or after age 62 with at least three years of ELG service (see “Vesting” below). The number of RSUs is set forth in the Statement of Award. The Recipient must acknowledge and accept the terms and conditions of the RSU Award by signing and returning the appropriate portion of the Statement of Award to the Stock Plan Administrator.
Vesting
RSUs vest upon retirement from the Corporation on or after age 62 with completion of at least three years of service as a member of the ELG (the “Vesting Date”). All RSU’s will be forfeited in the event of termination from employment before age 62 for any reason, including death, total and permanent disability and retirement before age 62. All RSU’s will also be forfeited if the Recipient’s membership in the ELG ceases for any reason.
No shareowner rights
An RSU is the right to receive a share of Common Stock in the future, subject to continued employment and membership in the ELG. The holder of an RSU has no voting, dividend or other rights accorded to owners of Common Stock.
Conversion of RSUs to Shares
RSUs will be converted into shares of Common Stock, effective as of the Vesting Date. The converted shares will be unrestricted and freely transferable.
Dividend Equivalents
Although the Recipient will not receive dividend payments in respect of RSUs, each RSU will be credited with an amount equal to the dividend paid on a share of Common Stock, resulting in additional RSUs credited to the Recipient equal in value to the number of RSUs held multiplied by the dividend paid on a share of Common Stock.
Adjustments
If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of RSUs (and the number of shares of Common Stock that will be issued upon conversion) shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding Awards, including the number of RSUs and underlying shares of Common Stock as the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”) , in its sole discretion, determines are necessary or appropriate to prevent the dilution or enlargement of the rights of Award Recipients.

ELG Covenants
Acceptance of the ELG RSU Award constitutes agreement and acceptance by the Recipient of the following ELG covenants:

•	Pre-Vesting Covenants
(a) During the period of the Recipient’s employment, and for a period of two years following termination of employment, the Recipient will not disclose “Company Information”. “Company Information” as used in this Agreement means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Corporation’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Corporation’s interests.
(b) During the Period of the Recipient’s employment, and for a period of two years following termination of employment, the Recipient will not initiate, cause or allow to be initiated (under those conditions which he or she controls) any action which would reasonably be expected to encourage or to induce any employee of the Corporation or any of its affiliated entities to leave the employ of the Corporation or its affiliated entities. In this regard, the Recipient agrees that he or she will not directly or indirectly recruit any executive or other employee of the Corporation or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with executives of the Corporation and other employees.

•	Post-Vesting Covenants
(c) The pre-Vesting Date covenants described in (a) and (b) above will remain in effect for three years following the Vesting Date.
(d) To further ensure the protection of Company Information, the Recipient agrees not to accept employment in any form (including entering into consulting relationships or similar arrangements) for a period of three years after the Vesting Date with any business that: (i) competes directly or indirectly with any of the Corporation’s businesses; or (ii) is a material customer of or a material supplier to any of the Corporation’s businesses unless the Recipient has obtained the written consent from the Senior Vice President, Human Resources & Organization (or the successor to such position), which consent shall be granted or withheld in his or her sole discretion. The Recipient agrees that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
(e) For three years after the Vesting Date, the Recipient will not make any statements or disclose any items of information which, in either case are or may reasonably be considered to be adverse to the interests of the Corporation. The Recipient agrees that he or she will not disparage the Corporation, its executives, directors or products.
The ELG covenants set forth in this Schedule of Terms are in addition to other obligations and commitments of the ELG program, the terms and conditions of the LTIP and the Recipient’s intellectual property agreement with the Corporation (and as each may be amended from time to time).
Change of Control
In the event of a change of control or restructuring of the Corporation, the Committee may, in its discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Award Recipients. Such actions may include: acceleration of the Vesting Date; offering to purchase an outstanding Award from the holder for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.
However, there will be no accelerated vesting, cash payment or other adjustment in respect of this RSU Award if the Recipient receives benefits under the Senior Executive Severance Plan as a result of a change in control.

2
For purposes of the LTIP, a “change of control” means: (i) the acquisition of 20% of the Corporation’s outstanding voting shares by a person, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934); (ii) a change in the majority of the Board of Directors such that the members of the new majority are not approved by two-thirds of the incumbent members; (iii) a merger, reorganization, or consolidation or similar transaction resulting in a business combination where shareowners before the transaction own less then 50% of the new entity, or a person, entity or group owns 20% or more of the shares of the new entity; or (iv) a dissolution or liquidation of the Corporation.
Nonassignability
Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of a Recipient in any RSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.
Notices
Every notice or other communication relating to the LTIP, this Award or this Schedule of Terms shall be delivered electronically or mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Notices by the Recipient to the Corporation shall be mailed to or delivered to the Corporation at its office at United Technologies Building, MS504, Hartford, CT 06101, Attention: Stock Plan Administrator, or emailed to stockoptionplans@utc.com. All notices by the Corporation to the Recipient shall be transmitted to the Recipient’s email address or mailed to his or her address as shown on the records of the Corporation.

Administration
Awards granted pursuant to the LTIP shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee’s decision on any matter related to an Award shall be binding and conclusive.
Awards Not to Affect or Be Affected by Certain Transactions
RSU Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.
Taxes/Withholding
Recipients are responsible for any income or other tax liability attributable to an Award. The closing price of Common Stock on the New York Stock Exchange on the Vesting Date will be used to calculate income realized from the vesting of RSUs. The Corporation shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law, have the right to deduct directly from any payment or delivery of shares due to a Recipient or from a Recipient’s regular compensation, all federal, state and local taxes of any kind required by law to be withheld with respect to the vesting of an RSU. Recipients not based in the United States and foreign nationals who are not permanent residents of the United States must pay the appropriate taxes as required by any country where they are subject to tax. A discussion of U.S. Federal tax treatment of RSUs may be found in the LTIP prospectus.

Deferral of Gain (U.S. based executives)
A Recipient who is resident in the U.S. and subject to U.S. income tax may irrevocably elect to defer the conversion of vested RSUs into shares of Common Stock to a date that is at least five years after the date the Recipient will reach age 62. The election to defer the conversion of RSUs into shares must be made no later than the day before the date the Recipient reaches age 61. RSUs subject to a deferral election will be converted into shares of Common Stock on the distribution date designated in the deferral election. Deferred RSUs will continue to be credited with dividend equivalents. Under U.S. tax law, a Recipient will generally not be taxed on RSUs subject to a valid deferral election until the resulting deferred share units are converted to shares of Common Stock. Details of the deferral of the conversion of RSUs into shares will be provided with the election materials. The opportunity to make such an election is subject to changes in Federal tax law. The Committee reserves the right to discontinue offering RSU deferral elections at any time for any reason it deems appropriate in its sole discretion.
Right of Discharge Reserved
Nothing in the LTIP or in any RSU Award shall confer upon any Recipient the right to continue in the employment or service of the Corporation or any affiliate thereof for any period of time, or affect any right that the Corporation or any subsidiary or division may have to terminate the employment or service of such Recipient at any time for any reason.
Forfeiture of Interests and Gains
RSUs shall be forfeited if a Recipient is terminated for “cause”. Termination for cause means termination related to a violation of the ELG covenants, criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the Recipient’s job responsibilities, fraud, dishonesty, self-dealing, breach of the Recipient’s intellectual property agreement or willful misconduct that the Committee determines to be injurious to the Corporation. A Recipient will be obligated to repay the value realized from the conversion of RSUs into shares of unrestricted Common Stock if the Recipient violates any of the ELG covenants, or, if following termination, the Corporation determines that the Recipient engaged in conduct that would have constituted the basis for termination for cause. The foregoing provisions shall be applicable to Recipients who remain employed after age 62 and to RSUs that have been deferred beyond the Vesting Date.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation or the business unit employing the Recipient. Any gains realized pursuant to such Awards constitute a special incentive payment to the Recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit. RSUs will not be funded by the Corporation. In this regard, a Recipient’s rights to RSUs are those of a general unsecured creditor of the Corporation.
Government Contract Compliance
The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.
Interpretations
This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTIP. In the event that any provision of this Schedule of Terms or any Statement of Award is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Any question of administration or interpretation arising under the Schedule of Terms or any Statement of Award shall be determined by the Committee or its delegate, and such determination to be final and conclusive upon all parties in interest.
Governing Law
The LTIP, this Schedule of Terms and the Statement of Award shall be governed by and construed in accordance with the laws of the State of Delaware.
United Technologies Corporation
United Technologies Building
Hartford, CT 06101